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                                                                    EXHIBIT 10.1

Date:    March 6, 2003

To:      Seamus McGill

From:    Brian Gamache

Re:      Relocation

This letter documents our understanding concerning my request that you relocate to Chicago, Illinois to work from our Chicago Technology campus ("Relocation"). In recognition of the financial implications this Relocation may impose on you, the Company is prepared to offer you the following Relocation package ("Relocation Package"):

    o To compensate you for the incremental increase in cost of living expenses from Las Vegas to Chicago, the Company will pay you a stipend of $5,000 per month (or such proportionate amount for a partial month), beginning March 1, 2003 (the "Stipend Amount"). This Stipend Amount will be grossed-up annually to cover your personal Federal and Illinois state income taxes based on your estimated personal tax rate and will be paid separately from your base salary. This Stipend Amount will not be included in the calculation of any bonus, merit increase or other benefit payable to you by the Company, nor will it be eligible for 401(k) withholding. You have committed to moving your personal belongings to the Chicago metro area by April 15, 2003; if the Relocation does not occur by that date, the Stipend Amount will cease until such time as the Relocation does occur.

    o After September 1, 2003, both you and the Company will have the right to terminate your Relocation upon 90-days written notice. If the Company terminates the Relocation is terminated for any reason, the Company will reimburse you for your costs to move your personal belongings, including one car, to Las Vegas, Nevada; further, you will continue to receive the Stipend Amount for the lesser of (i) four months from the date on which the Relocation is terminated, or (ii) until the actual date of your return to Las Vegas, Nevada.

    o The Company will withhold Illinois state income taxes from your compensation once you have established an Illinois residence. All such income taxes will be your personal obligation.

    o The Company will reimburse you up to $2,800 annually for costs actually incurred in the periodic maintenance of your landscaping and swimming pool for your home located at 9921 Laurel Springs Rd. Las Vegas, Nevada 89134. Such costs will be reimbursed only upon presentation of actual receipts.

    o The Company will reimburse you for costs actually incurred to move your personal belongings, including one car, from Las Vegas to Chicago or its suburbs. Such costs will be reimbursed only upon presentation of actual receipts.

    o The Company will continue to reimburse your dues for the TPC Summerlin Country Club in Las Vegas, Nevada for the duration of the Relocation. In addition, the Company will add your name to its corporate membership at The Glen Club in Glenview, Illinois.

By signing this letter in the space provided below, you agree that the amounts set forth in the Relocation Package constitute the only amounts owed to you by the Company for any costs, including without limitation cost of living increases, real estate transaction fees and costs and income taxes, that may become incurred by you as a result of your Relocation at the Company's request.


                                                         /s/ Brian Gamache
                                                         --------------------
                                                         Brian Gamache
                                                         President and CEO



Accepted and agreed to this 7th day of March, 2003:

/s/ Seamus McGill
--------------------
Seamus McGill